Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
China Holdings Acquisition Corp.

We hereby consent to the use, in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1, of our report dated August 2, 2007 on the financial statements of China Holdings Acquisition Corp. as of July 16, 2007 and for the period from June 22, 2007 (inception) to July 16, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

October 15, 2007